As filed with the Securities and Exchange Commission on July 15, 2005

Registration No. 333- ________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Arden Realty, Inc.	Arden Realty Limited Partnership
(Exact Name of Registrant as Specified in Its Charter)	(Exact Name of Registrant as Specified in Its Charter)

Maryland	Maryland
(State of Incorporation)	(State of Organization)

95-4578533	95-4599813
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

11601 Wilshire Boulevard
Fourth Floor
Los Angeles, California 90025
(310) 966-2600
(Address of Principal Executive Offices including Zip Code)

1996 Stock Option and Incentive Plan
of Arden Realty, Inc. and Arden Realty Limited Partnership

(Full Title of the Plan)

Richard S. Davis	Copy to:
11601 Wilshire Boulevard	James P. Beaubien, Esq.
Fourth Floor	Latham & Watkins LLP
Los Angeles, California 90025	633 West Fifth Street, Suite 4000
(310) 966-2600	Los Angeles, California 90071-2007
(650) 328-4600

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code for Agent for Service)

CALCULATION OF REGISTRATION FEE
		Proposed	Maximum
	Amount	Maximum	Amount of	Amount of
	to be	Offering Price	Aggregate	Registration
Title of Securities to be Registered	Registered	Per Share (2)	Offering Price (2)	Fee
Common Stock (1)(3)	2,000,000	$37.47	$74,940,000	$8820.44

(1)	The 1996 Stock Option and Incentive Plan of Arden Realty, Inc. and Arden Realty Limited Partnership, as amended and restated to date (the “Plan”), authorizes the issuance of a maximum of 8,500,000 shares of Arden Realty, Inc. Common Stock, $.01 par value per share, of which 6,486,667 shares have already been registered pursuant to Form S-8 Registration Statements No. 333-37537, No. 333-82513 and No. 333-44326. Only the 2,000,000 newly authorized shares under the Plan are being registered hereunder.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h). The Proposed Maximum Aggregate Offering Price Per Share is the average of the high and low price of the Common Stock, as reported on the New York Stock Exchange on July 11, 2005.

(3)	Each share of Common Stock being registered hereunder, if issued prior to the termination by Arden Realty, Inc. of its Amended and Restated Rights Agreement, will include one Common Share Purchase Right. Prior to the occurrence of certain events, the Common Share Purchase Rights will not be exercisable or evidenced separately from the Common Stock.

Item 8. Exhibits
SIGNATURES
INDEX TO EXHIBITS
Exhibit 5.1
Exhibit 23.2

EXPLANATORY NOTE AND STATEMENT OF INCORPORATION BY REFERENCE

     This Registration Statement covers 2,000,000 additional shares of the Common Stock of Arden Realty, Inc. (the “Company”) reserved for issuance under the 1996 Stock Option and Incentive Plan of Arden Realty, Inc. and Arden Realty Limited Partnership (the “Plan”). Effective March 22, 2005, the board of directors of the Company adopted, and on May 25, 2005 the Company’s stockholders approved, an amendment and restatement of the Plan that increased the number of shares reserved for issuance thereunder by 2,000,000 shares. On October 9, 1997, the Company filed with the Commission Form S-8 Registration Statement No. 333-37537 (the “1997 Registration Statement”) covering an aggregate of 1,486,667 shares issuable under the Plan. On July 9, 1999, the Company filed with the Commission Form S-8 Registration Statement No. 333-82513 (the “1999 Registration Statement”) covering an additional aggregate of 2,700,000 shares issuable under the Plan. On August 22, 2000, the Company filed with the Commission Form S-8 Registration Statement No. 333-44326 (together with the 1997 Registration Statement and the 1999 Registration Statement, collectively, the “Prior Registration Statements”) covering an additional aggregate of 2,300,000 shares issuable under the Plan. Pursuant to General Instruction E to Form S-8 regarding the registration of additional securities, the contents of the Prior Registration Statements are incorporated by reference herein, including any amendments thereto or filings incorporated therein.

     Item 8. Exhibits.

See Index to Exhibits.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 14th day of July, 2005.

ARDEN REALTY, INC.

By:	/s/ Richard S. Davis

Richard S. Davis
Executive Vice President and Chief Financial Officer

ARDEN REALTY LIMITED PARTNERSHIP

By:	Arden Realty, Inc.
Its:	General Partner

By:	/s/ Richard S. Davis

Richard S. Davis
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Richard S. Davis his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on July 14, 2005.

Signature	Title	Date
/s/ Richard S. Ziman	Chairman of the Board, Chief Executive Officer and Director	July 14, 2005
Richard S. Ziman

/s/ Victor J. Coleman	President, Chief Operating Officer and Director	July 14, 2005
Victor J. Coleman

/s/ Richard S. Davis	Executive Vice President and Chief Financial	July 14, 2005
Richard S. Davis	Officer (Principal Financial and Accounting Officer)

/s/ Carl D. Covitz	Director	July 14, 2005
Carl D. Covitz

/s/ Larry S. Flax	Director	July 14, 2005
Larry S. Flax

Signature	Title	Date
/s/ Leslie E. Bider	Director	July 14, 2005
Leslie E. Bider

/s/ Steven C. Good	Director	July 14, 2005
Steven C. Good

/s/ Alan I. Rothenberg	Director	July 14, 2005
Alan I. Rothenberg

INDEX TO EXHIBITS

4.1	Rights Agreement dated as of August 14, 1998 between Arden Realty, Inc. and the Bank of New York, incorporated herein by reference to Exhibit 4 to Arden Realty, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 26, 1998

5.1	Opinion of Venable LLP

23.1	Consent of Venable LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on signature page of this registration statement)

5